Exhibit 10.2

[Trane Technologies Letterhead]

June 3, 2020

Mr. Michael W. Lamach
[Address Redacted]

Dear Mike:

On behalf of the entire Board, I wanted to thank you for agreeing to become the Executive Chair of the Board of Trane Technologies (“the Company”) in order to ensure a smooth transition of the Chief Executive Officer role. This role will be located in Davidson, North Carolina and becomes effective as of July 1, 2021.

The following summarizes the impact of this change on your compensation and benefits.

1.Your current base salary will remain unchanged at an annual rate of $1,410,000 (One Million and Four Hundred and Ten Thousand U.S. dollars) paid in pro-rata payments on a monthly basis.

2.Your Annual Incentive Matrix (“AIM”) target opportunity will remain unchanged at 170% of your base salary. The actual award that you may receive can range from 0% to 200% of the targeted amount depending upon your performance and the performance of the Company.

3.Given the importance of succession, your expected tenure as Executive Chair, and to ensure your pension benefit will not be negatively impacted, the Company will set the interest rate used for the calculation of your benefit under the Executive Officer Supplemental Program (“EOSP”) according to the terms of the plan as of July 1, 2021. The interest rate will be equal to the average of the monthly rates for ten-year Constant Maturities for US Treasury Securities for the twelve-month period ending in June 2021, as quoted by the Federal Reserve. This protection will remain in effect until the earlier of your retirement date or July 1, 2022.

4.All other benefits and perquisites to which you are currently eligible will remain in effect until your retirement date.

Mike, thank you for your extraordinary leadership of the Company and for ensuring a smooth transition to your successor. To accept these terms, please sign the acceptance statement below and return it to Lynn Castrataro, Vice President, Total Rewards. If you have any questions regarding the impact on your benefits, please call Lynn at [Phone Number Redacted].

Sincerely,

/s/ Tony White

Tony White
Board of Directors Compensation Committee Chair

cc: Marcia Avedon
Lynn Castrataro

CANDIDATE ACCEPTANCE

I accept your offer of employment with Trane Technologies as Executive Chair of the Board and agree to the conditions herein and in the offer letter.

/s/ Michael W. Lamach	6/3/2021
Mr. Michael W. Lamach	Date